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                                                                     Exhibit 2.5

                                LIMITED GUARANTY
                                ----------------


          THIS LIMITED GUARANTY, dated December 5, 1997 (the "Guaranty"), is executed by BANKAMERICA CORPORATION, a Delaware corporation ("Guarantor"), with its principal executive offices in San Francisco, California, to and for the benefit of AMERICAN SAVINGS BANK, F.S.B. ("Purchaser"), and its successors and assigns.


                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, Bank of America, FSB, a Federal Savings Bank ("Seller"), and Purchaser entered into a Purchase and Assumption Agreement dated as of May 26, 1997 (as amended to the date hereof, the "Purchase Agreement") for the purchase and sale of certain assets and the assumption of certain liabilities of Seller; and

          WHEREAS, Guarantor is the ultimate parent company of Seller and will thereby receive substantial benefits from the Purchase Agreement and the transactions contemplated thereby; and

          WHEREAS, Guarantor, as a material inducement to Purchaser to perform its obligations under the Purchase Agreement, is providing this Guaranty to ensure that Seller fully and punctually performs its obligations under the Purchase Agreement and other agreements, instruments, certificates and other documents that have been or will be executed by Seller pursuant to or in connection with the Purchase Agreement (the Purchase Agreement, together with such other agreements, instruments, certificates and other documents executed by Seller from time to time, referred to collectively as the "Purchase Documents"); and

          WHEREAS, Guarantor has received, reviewed and approved the forms of the Purchase Agreement and certain of the other documents subject to this Guaranty; and

          WHEREAS, Guarantor has independently conducted such investigation and due diligence as it has deemed necessary with respect to the Purchase Agreement and the transactions contemplated thereby and all other matters and circumstances relating thereto and to all documents referred to therein;

          NOW, THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees as follows:

          1. For the purposes of this Guaranty, "Guaranty Period" means the period beginning on the Closing Date (as defined in the Purchase Agreement) and ending on the fifth anniversary of the Closing Date. In the event that Seller's Net Worth (as defined below) is below $250,000,000 at any time during the Guaranty Period or Seller at any time during the Guaranty Period is not "well capitalized" as such term is currently defined by the regulations of the Office of Thrift Supervision under 12 C.F.R. (S)565.4(b) (each, a "Triggering Condition"), Guarantor irrevocably, unconditionally and absolutely guarantees the due and punctual observance and performance, within five days after written notice from Purchaser, of all of the obligations (collectively, the "Guarantied Obligations") of Seller under the Purchase Documents, whether according to the present terms thereof or pursuant to any change or changes in the terms,
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covenants and conditions thereof now or at any time hereafter made or granted by
Seller with or without the consent of Guarantor, and whether said Guarantied Obligations were to be performed before, on or after the Triggering Condition. For purposes of this Guaranty, the term "Net Worth" of Seller means the sum of common stock, additional paid in capital, preferred stock and retained earnings accounts of Seller determined in accordance with generally accepted accounting principles applied in the preparation of Seller's audited financial statements. Guarantor's liability under this Guaranty shall be limited to Ninety Million
Five Hundred Thousand Dollars ($90,500,000) and shall continue in effect beyond the Guaranty Period as to any claims arising during the Guaranty Period.

          2. Guarantor waives diligence, presentment, protest, notice of dishonor, demand for performance, extensions of time of performance, notices of acceptance of this Guaranty, nonperformance and indulgences and notices of every other kind (except as expressly provided herein) and consents and agrees that the obligations and liabilities of Guarantor hereunder shall not be released, impaired or otherwise affected, with or without the consent of Guarantor, by (a) any and all forbearances and extensions of the time of performance (including multiple extensions) by Seller or any other guarantor or obligor of the Guarantied Obligations, (b) any and all changes in the terms, covenants and conditions in the Purchase Documents hereafter made or granted, (c) any and all releases or discharges of or substitutions for Seller or any other guarantor or obligor of the Guarantied Obligations, (d) any and all waivers of any of the terms, covenants or conditions set forth in any of the Purchase Documents or this Guaranty, (e) any election or elections by Purchaser to pursue or enforce, or not to pursue or enforce, any particular right or remedy against Seller, (f) the acts or omissions of Seller or Purchaser relating to the Purchase Documents or the transactions contemplated thereby, and (g) any other cause whether similar or dissimilar to the foregoing, it being the intention hereof that Guarantor shall remain liable in accordance with the terms hereof notwithstanding any act, omission or thing which might otherwise operate as a legal or equitable discharge of a guarantor or surety.

          3. Guarantor agrees that this Guaranty may be enforced by Purchaser without first or concurrently proceeding against Seller or any other guarantor or obligor of the Guarantied Obligations, and notwithstanding any subordination of the Guarantied Obligations to the obligations of Seller to any other party. However, nothing herein contained shall prevent Purchaser from proceeding on the Purchase Documents, with or without making the Guarantor a party to such proceeding, or from exercising any other rights and if such proceeding or other remedy is availed of, only the net proceeds therefrom, after deduction of all charges and expenses of every kind and nature whatsoever in accordance with the requirements of applicable law, any order or judgment of a court or arbitrator, and the Purchase Documents, shall be applied in reduction of the amounts due on this Guaranty and Purchaser shall not be required to institute or prosecute proceedings to recover any deficiency as a condition of payment hereunder or enforcement hereof.

          4. Guarantor agrees that Guarantor's obligations under this Guaranty shall not be impaired, modified, changed, released or limited in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Seller or its estate in bankruptcy or any other guarantor or obligor of the Guarantied Obligations resulting from the operation of any present or future provision of the federal bankruptcy code or other similar statute, or from the decision of any court with respect to any such statute.

          5. Guarantor agrees to pay or reimburse Purchaser on demand for all fees and expenses incurred by Purchaser in connection with the enforcement, attempted enforcement or assertion of rights by or for Purchaser under this Guaranty, including reasonable attorneys' fees.

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          6.   Guarantor agrees that the rights and remedies of Purchaser under this Guaranty and the Purchase Documents are cumulative and not exclusive and may be exercised in whole or in part and in any order and at any time or times as Purchaser shall determine.

          7. Guarantor agrees that the obligations of Guarantor under this Guaranty shall be continuing obligations and that a claim shall be deemed to arise in respect of each breach or default under the Purchase Documents and that Guarantor will from time to time deliver, upon request of Purchaser, satisfactory acknowledgments of Guarantor's continued liability hereunder.

          8. Guarantor agrees that the terms of this Guaranty may not be modified or amended except by a written agreement executed by Guarantor and Purchaser.

          9. Guarantor agrees that any notice or demand to be given or served under this Guaranty to Guarantor will be effective if issued in writing to the Guarantor at its addresses noted below or at such other address as is from time to time designated in writing by the Guarantor and shall be deemed to have been sufficiently given or served for all purposes when delivered:
               BankAmerica Corporation
               315 Montgomery Street
               12th Floor
               San Francisco, California  94104
               Attention:  Assistant Treasurer
                           Corporate Treasury
                           #3170
          10. Guarantor agrees that this Guaranty shall be governed by and construed in accordance with the laws of the State of California, and such laws shall be applied without giving effect to California law pertaining to conflict of laws, and agrees that any controversy or claim arising out of or relating to this Guaranty shall be subject to the arbitration provisions of Section 13.13 of the Purchase Agreement in the same manner as if Guarantor was the Seller for the purposes thereof.

          11. Guarantor agrees that this Guaranty shall inure to the benefit of, and may be enforced by, Purchaser or by a successor to Purchaser's rights hereunder.

          12. Guarantor agrees that the obligations of Guarantor under this Guaranty are independent of the Purchase Documents and shall be binding upon Guarantor and its heirs, personal representatives, successors and assigns. In connection with the foregoing, but in no manner in limitation of the generality thereof, Guarantor agrees that separate claims and actions may be brought and prosecuted against the Guarantor and any endorsers, guarantors and other obligors for enforcement of such obligations, irrespective of whether any claim or action is brought against Seller or any other party or whether Seller or any other party is joined in any claim or action.

          13. Guarantor agrees that, notwithstanding any modification, discharge or extension of the Purchase Documents or any amendment, modification, stay or cure of Purchaser's rights under the Purchase Documents which may occur in any bankruptcy or reorganization case or similar proceeding concerning Seller, and whether assented or not assented to by Purchaser, Guarantor shall be obligated hereunder to perform, observe and discharge the Guarantied Obligations and under the terms of this Guaranty all as in effect on the date of this Guaranty; and furthermore, understands and acknowledges that by virtue of this Guaranty, Guarantor has specifically assumed any and all risks of bankruptcy or reorganization cases or proceedings with respect to Seller.

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          14.  Guarantor represents and warrants that (i) the execution, delivery and performance by Guarantor of this Guaranty do not and will not contravene (a) any law or (b) any contractual restriction binding on or affecting Guarantor and that is material to Guarantor's business; (ii) this Guaranty constitutes the legal, valid and binding obligation of Guarantor and is enforceable against Guarantor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws affecting the enforcement of creditors' rights generally and as may be limited by the exercise of judicial discretion in applying principles of equity; (iii) there is no pending or threatened action or proceeding affecting Guarantor before any court, governmental agency or arbitrator which may materially adversely affect the financial condition or operations of Guarantor or which purports to affect the legality, validity or enforceability of this Guaranty; and (iv) there are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

          IN WITNESS WHEREOF, Guarantor has duly caused this Guaranty to be executed as of the date first above written.


                         BANKAMERICA CORPORATION,
                          a Delaware corporation


                         By:   /s/ James S. Westfall
                               ---------------------

                         Its:   Senior Vice President
                                ---------------------

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